EXHIBIT 4


                           [REED ELSEVIER LETTERHEAD]


                                POWER OF ATTORNEY

     The undersigned,

     MR. ERIK EKKER for these purposes acting in his capacity as company secretary and permanent authorised representative for all intents and purposes ('algemeen procuratiehouder') of Reed Elsevier Holdings BV, a Dutch Company with limited liability established in Amsterdam, with offices at Van de Sande Bakhuyzenstraat 4 (Amsterdam Chamber of Commerce file nr. 33155037), hereinafter 'the Company';

     HEREBY AUTHORISES Mr. Henry Z. Horbaczewski of 48 Thackeray Road, Wellesley Hills, Massachusetts, USA, to execute and deliver on behalf of the Company (i) the Agreement and Plan of Merger among Reed Elsevier Inc., REH Mergersub Inc. and Harcourt General, Inc., (ii) the Stockholder Agreement among Reed Elsevier Inc., REH Mergersub Inc. and the Stockholders (as defined therein) and (iii) any other documents, agreements, certificates or other instruments as contemplated by the foregoing agreements, all in the broadest sense and with the power to subdelegate.

     IN WITNESS WHEREOF, the undersigned has executed this power of attorney on 25 October 2000.

 /s/ Erik Ekker
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ERIK EKKER
(Company Secretary)